Kewaunee Scientific Reports
Increased Sales and Earnings
For First Quarter

Exchange: NASDAQ (KEQU)	Contact:	D. Michael Parker
704/871-3290

STATESVILLE, N.C. August 25, 2009 — Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported increased sales and earnings for its first quarter ended July 31, 2009.

Net earnings for the quarter increased 9% to $1,071,000, or $0.42 per diluted share, from net earnings of $981,000, or $0.38 per diluted share, in the first quarter of the prior year. Earnings benefited from increased domestic sales volumes, lower manufacturing costs, and on-going cost savings initiatives, which more than offset the unfavorable impact of a softer Asian laboratory marketplace and higher pension costs.

Sales for the quarter increased 3% to $26,249,000, from sales of $25,395,000 in the first quarter of the prior year.  Domestic operations sales increased 11% to $23,358,000, from sales of $21,013,000 in the first quarter last year. International operations sales, which continued to be impacted by a slowdown in construction activity, were $2,891,000, down from $4,382,000 in the first quarter last year.  The Company’s order backlog remained strong, both domestic and international.  The backlog was $60.7 million at July 31, 2009, up slightly from $60.4 million at July 31, 2008 and down slightly from the record level of $62.7 million at April 30, 2009.

The Company’s balance sheet remains strong.  Bank borrowings and capital lease obligations totaled $6.6 million at July 31, 2009, as compared to $6.1 million at July 31, 2008.  The debt-to-equity ratio was .22-to-1 at the end of the quarter, as compared to .21-to-1 at the end of the first quarter last year.  The Company amended its $14 million unsecured bank credit facility during the quarter to extend the facility’s maturity date to July 31, 2012.  Cash on hand was $3.5 million at the end of the quarter, as compared to $3.6 million at the end of the first quarter last year.  Working capital was $18.8 million at July 31, 2009, up from $16.3 million at the end of the first quarter last year.

 “Our excellent first quarter sales, earnings, and order backlog are reflective of our continuing emphasis on improvements in every aspect of our business,” said William A. Shumaker, President and Chief Executive Officer. “Continuing strategies to strengthen and expand our sales organizations, increase sales volumes, and reduce product and operational costs, continue to make us a stronger and more efficient company.

“Overall, the markets for our products are continuing to hold up well under the global economic slowdown. The domestic laboratory furniture marketplace continues to be healthy, particularly for larger construction projects where our bidding activity remains strong.  We also continue to experience good overall bidding activity for smaller domestic laboratory projects, with the level of activity varying by geographic area and market segment.  The international laboratory marketplace, while softer than last year, is providing an increasing number of opportunities. The full manufacturing capabilities and lower costs of our new plant in Bangalore, India, are making us more competitive in the Asian marketplace. Both the domestic and international markets remain highly-competitive.”

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters are located in Statesville, North Carolina.  The Company’s manufacturing facilities are located in Statesville and Bangalore, India.  The Company has subsidiaries in Singapore and Bangalore that serve the Asian and Middle East markets.  Kewaunee Scientific's website is located at http://www.kewaunee.com

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices.

Consolidated Statements of Operations [unaudited]
(in thousands, except per share data)

	Three Months Ended
	July 31	July 31
	2009	2008

Net sales	$26,249	$25,395
Cost of products sold	20,485	20,044

Gross profit	5,764	5,351
Operating expenses	3,966	3,586

Operating earnings	1,798	1,765
Other expense	—	(38)
Interest expense	(41)	(89)

Earnings before income taxes	1,757	1,638
Income tax expense	589	541

Net earnings	1,168	1,097
Less: net earnings attributable to the noncontrolling interest	(97)	(116)
Net earnings attributable to Kewaunee Scientific Corporation	$1,071	$981

Net earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$0.42	$0.38
Diluted	$0.42	$0.38

Weighted average number of common shares outstanding (in thousands)
Basic	2,556	2,551
Diluted	2,558	2,570

Condensed Consolidated Balance Sheets
(in thousands)

	July 31	April 30
	2009	2009
	[unaudited]
Assets

Cash and cash equivalents	$3,044	$3,559
Restricted cash	467	456
Receivables, less allowances	23,874	24,526
Inventories	9,348	7,839
Prepaid expenses and other current assets	1,497	1,165
Total Current Assets	38,230	37,545
Net property, plant and equipment	12,765	11,369
Other assets	3,969	3,615
Total Assets	$54,964	$52,529

Liabilities and Stockholders’ Equity
Short-term borrowings	$6,229	$5,720
Current obligations under capital leases	163	220
Accounts payable	9,041	8,812
Other current liabilities	3,994	3,911
Total Current Liabilities	19,427	18,663
Other non-current liabilities	6,151	5,607
Total Liabilities	25,578	24,270
Noncontrolling interest	1,442	1,306
Kewaunee Scientific Corporation equity	27,944	26,953
Total Equity	29,386	28,259
Total Liabilities and Equity	$54,964	$52,529